Exhibit 99.1

News Release

STANDARD PACIFIC CORP. CLOSES FIRST PHASE OF MATLINPATTERSON EQUITY INVESTMENT

Announces Amendment To Bank Credit Facilities

IRVINE, CALIFORNIA, June 30, 2008. Standard Pacific Corp. (NYSE: SPF) today announced that it has closed the first phase of the previously announced $530 million equity commitment from MatlinPatterson Global Advisers LLC.

This closing resulted in MatlinPatterson purchasing approximately $381 million of a new series of Standard Pacific senior convertible preferred stock, which, subject to stockholder approval, will be convertible into 125 million shares of Standard Pacific common stock at a conversion price of $3.05 per share. Additionally, MatlinPatterson exchanged approximately $128.5 million of Standard Pacific’s senior and subordinated debt for warrants to acquire preferred stock, potentially convertible into 89.4 million shares of Standard Pacific common stock at a common stock equivalent exercise price of $4.10 per share.

This closing was contingent upon Standard Pacific amending its bank credit facilities, which has also been successfully completed. As part of the amendment, Standard Pacific reduced its total commitment under the revolving credit facility from $500 million to $395 million, paid down its revolver balance from $90 million to $55 million and its Term Loan A balance from $100 million to $65 million, agreed to make quarterly principal amortization payments of $2.5 million under each of the revolver and Term Loan A and agreed to secure future borrowings.

The financial covenants contained in the Revolver and Term Loan A credit facilities were modified to eliminate consolidated tangible net worth, leverage, unsold land and minimum interest coverage covenants, and the borrowing base and limitations on joint venture investments were also eliminated. The amended credit facilities contain a new liquidity test requiring the Company to maintain either a minimum ratio of cash flow from operations to consolidated home building interest incurred or a minimum liquidity reserve and also prohibit, subject to various exceptions, the repurchase of capital stock, payment of dividends and the incurrence and early repayment of debt.

The financial covenants, including the elimination of the borrowing base, and certain other provisions of the Company’s $225 million Term Loan B were automatically amended to match those of the Revolver and Term Loan A as of the effective time of the amendment.

Jeffrey V. Peterson, Standard Pacific’s Chairman, CEO and President said, “With the closing of the first phase of MatlinPatterson’s investment, the amendment to our credit facilities, and with a substantial increase in our cash on hand we believe we are well positioned to weather the current housing downturn and to take advantage of new opportunities as they arise. In addition, we look forward to moving ahead to complete the second phase of the MatlinPatterson transaction, our previously announced $152.5 million ($3.05 per share) transferable rights offering for approximately 50 million shares of common stock, in which stockholders of record will be eligible to participate on a pro-rata ownership basis.” MatlinPatterson has agreed to purchase any unsubscribed shares in the rights offering in the form of preferred stock.

About Standard Pacific Corp.

Standard Pacific Corp., one of the nation’s largest homebuilders, has built homes for more than 100,000 families during its 42-year history. The Company constructs homes within a wide range of price and size targeting a broad range of homebuyers. Standard Pacific operates in many of the largest housing markets in the country with operations in major metropolitan areas in California, Florida, Arizona, the Carolinas, Texas, Colorado and Nevada. The Company provides mortgage financing and title services to its homebuyers through its subsidiaries and joint ventures, Standard Pacific Mortgage, Inc., SPH Home Mortgage, Universal Land Title of South Florida and SPH Title. For more information about the Company and its new home developments, please visit our website at: http://www.standardpacifichomes.com.

About MatlinPatterson

MatlinPatterson is a $9 billion global private equity franchise. Over a 14-year period, the firm and its investment professionals have successfully invested across a broad range of industries in over 25 countries and have led the restructuring of and made substantial investments in more than 65 companies. MatlinPatterson has a strong record of working with management teams to further their strategic plans.

IMPORTANT INFORMATION

Standard Pacific intends to file a proxy statement with the Securities and Exchange Commission (the “SEC”) in connection with the investment discussed above and the related stockholder approval of the conversion of the preferred stock (the “Transaction”). Stockholders should read the proxy statement and other relevant documents when they become available because they will contain important information about the Transaction. The proxy statement, any amendments or supplements to the proxy statement, and other relevant documents filed by the Company with the SEC will be available for free at www.sec.gov and at the Company’s website, www.standardpacifichomes.com, or by writing to: Standard Pacific Corp., 15326 Alton Parkway Irvine, CA 92618 (Attn: Corporate Secretary). The Company and its executive officers and directors may be deemed participants in the solicitation of proxies from the Company’s stockholders with respect to the Transaction. Information regarding the Company’s directors and executive officers appears in the Company’s definitive proxy statement for its 2008 annual meeting, which was filed with the SEC on April 2, 2008. Additional information regarding their interests, equity and otherwise, will be included in the proxy statement to be filed in connection with the Transaction.

This news release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities, in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state or jurisdiction.

This news release contains forward-looking statements. These statements include but are not limited to statements regarding: our ability to commence and complete a $152.5 million transferable rights offering and the availability and our ability to take advantage of possible new opportunities. Such statements involve known and unknown risks, uncertainties, assumptions and other factors many of which are out of our control and difficult to forecast that may cause actual results to differ materially from those that may be described or implied. In particular, to the extent that such statements relate to the proposed transferable rights offering referred to in this release, there is a risk, among others, that the rights offering might not be completed.

Contacts:

Andrew H. Parnes

Executive Vice President-Finance & CFO

(949) 789-1616

aparnes@stanpac.com

Lloyd H. McKibbin

Senior Vice President & Treasurer

(949) 789-1603

lmckibbin@stanpac.com

Joele Frank or Andrea Priest

Joele Frank, Wilkinson Brimmer Katcher

(212) 355-4449